Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jessica Greer

(434) 382-7366

investorrelations@sitestar.com

Sitestar Corporation Announces the Appointment of Jeremy Deal as a Director

Richmond, VA—April 3, 2018—Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”) today announced that the Board of Directors unanimously appointed Jeremy Deal as an independent director. Mr. Deal will also serve as chair of the Governance, Compensation, and Nomination Committee.

Mr. Deal is the founder and chief investment officer for JDP Capital Management. He manages a value-based hedge fund that invests in undervalued publicly traded companies that are out-of-favor, distressed, or undergoing a significant growth transition. Prior to launching JDP Capital Management, Mr. Deal worked in private equity and co-founded two companies in the wireless home security and hotel energy management industries. He earned a Bachelor of Science in business and international relations from Alliant International University.

"I am excited to be joining the Sitestar board at such an important stage of the company's transformation. The deep shareholder-first culture and financial value that Steve and his team have created in such a short time has been remarkable. I look forward to contributing to the next phase of Sitestar's growth," said Mr. Deal.

“The directors and I enthusiastically welcome Jeremy to the board. He has a long history with Sitestar and is a meaningful shareholder. Jeremy is a special investor who has built an incredible track record at the hedge fund he launched in 2011. His experience, expertise, and perspective will serve Sitestar and its shareholders well,” said Steven Kiel, Sitestar’s chief executive officer.

About Sitestar

Sitestar Corporation and its subsidiaries engage in several diverse business activities in the following industries: asset management, real estate, internet access, and home services. The company's philosophy is to centralize capital allocation decisions at the corporate level and decentralize operational decisions among subsidiary managers. Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private

Exhibit 99.1

Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements are not guaranties of future performance, and actual results may differ materially from those forecasted.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections.